Exhibit 99.1

VMSI Expects Higher Sales and EPS

    TUCSON, Ariz.--(BUSINESS WIRE)--July 8, 2004--Ventana Medical Systems Inc. (NASDAQ:VMSI) announced today preliminary second quarter sales of approximately $42 million are higher than expected and were driven by strong growth in both instrument and consumable sales. As a result, the company expects to report fully diluted earnings per share in a range of $0.33 to $0.35, or $0.05 to $0.07 more than the current consensus estimate and $0.13 to $0.15 better than the second quarter of last year.
    The company will discuss the full second quarter financial and operating results and their impact on overall 2004 projections during its regularly scheduled second quarter conference call.

    Conference Call

    Ventana will hold a conference call on Friday, July 16, 2004, at 10 a.m. EST to discuss the company's full second quarter financial and operating results. The call can be accessed via the Internet live and as a replay at www.viavid.net.
    Ventana develops, manufactures, and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.
    Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties, such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions as more fully described in Ventana's Annual Report on Form 10-K for the year ended Dec. 31, 2003. Actual results may differ materially from anticipated results.
    Visit the Ventana Medical Systems Inc. Web site at www.ventanamed.com.
    The Molecular Discovery Systems Division has its own Web site at www.ventanadiscovery.com.

    CONTACT: Ventana Medical Systems, Tucson
             Christopher M. Gleeson, 520-229-3787
             Nick Malden, 520-229-3857